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[LOGO VNU]



[LOGO ACNielsen Acquisition]




December 18, 2000
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INTRODUCTION

Presenters:    Rob van den Bergh             Chairman of the Executive Board

               Frans Cremers                 Member of the Executive Board
                                             Chief Financial Officer

               Jerry Hobbs                   Member of the Executive Board
                                             Chief Executive Officer, VNU Inc.

Topics:        VNU's Strategy and Transaction Overview

               Strategic Rationale

               Summary Financial Impact of ACNielsen Acquisition

               Overview of ACNielsen

               Implications for VNU

               Conclusion

[VNU LOGO]                                                      [ACNielsen LOGO]
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VNU'S OVERALL STRATEGIC INITIATIVES

-    Continue to expand leadership in marketing and media information

-    Targeted expansion in business media in the U.S. and Europe

-    Expand directories businesses in Europe

-    Own market leading, branded information businesses

-    Maintain balanced geographical revenue and EBITDA contribution

-    Operate under a conservative capital structure

[VNU LOGO]                                                     [ACNielsen LOGO]
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DEVELOPMENT OF CURRENT PORTFOLIO

                                   1993 - 1995                      1996 - 1998                     1999 - 2000
                                                                                               NMR, Miller Freeman (US),
  Acquisitions                     BPI and Bill                   World Directories                 and ACNielsen

  Divestitures                      Printing                     Broadcasting assets                 Newspapers

                                      1993                              1996                           2000*
                                      ----                              ----                           -----
BUSINESS MIX
(EBITA)

Marketing & Business
Information                            14%                               44%                            72%

Directories                                                                                             28%

Consumer Information                   86%                               56%

GEOGRAPHIC MIX
(EBITA)

The Netherlands                        80%                               52%                            12%

Rest of the World                      20%                               48%                            88%

* Full year pro forma for the acquisition of Miller Freeman (U.S.), ACNielsen, and the possible divestiture of the Consumer and Educational Information Groups

[VNU LOGO]                                                      [ACNielsen LOGO]
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TRANSACTION OVERVIEW - KEY TERMS

-    Acquisition         (ARROW GRAPHIC)    ACNielsen (NYSE: ART)

-    Offer Price         (ARROW GRAPHIC)    USD 36.75 per share in cash

-    Offer Value         (ARROW GRAPHIC)    USD 2.3 billion

-    Transaction Value   (ARROW GRAPHIC)    USD 2.3 billion

-    Form                (ARROW GRAPHIC)    Cash tender offer

-    Closing             (ARROW GRAPHIC)    Expected first quarter, 2001, subject to
                                            regulatory approval

-    Financing           (ARROW GRAPHIC)    Interim bridge facility; expected to be largely
                                            repaid by proceeds from the possible divestiture
                                            of the Consumer and Educational Information Groups

                         (ARROW GRAPHIC)    An equity issue in the order of EUR 500 million
                                            will be considered

[VNU LOGO]                                                      [ACNielsen LOGO]
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STRATEGIC RATIONALE FOR ACNIELSEN ACQUISITION

-    Creates the premier global marketing and media information franchise

     -   Marquee Nielsen brands

     -   Global scale and scope

     -   End-to-end provider of "must have" media and marketing information

     -   Deep customer relationships

-    Complementary with many of VNU's media and marketing services

     -   Retail measurement/consumer panels

         -   Alliances like Lifestyle Track

     -   Television Audience Measurement

         -   Creates the leading, worldwide TAM business

     -   Internet audience measurement

         - Increases ownership in NetRatings to over 60% and that in eRatings to over 90%

         -   Well positioned for the convergence of the PC and television

     -   Filmed entertainment information

         -   ACNielsen's EDI expands VNU's coverage of the industry

     -   Advertising expenditure measurement

         -   Leveraging Monitor Plus/TAM

[VNU LOGO]                                                      [ACNielsen LOGO]
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CLEAR LEADERSHIP IN THE MARKETING INFORMATION INDUSTRY

                  2000 Estimated Market Size = USD 14.0 Billion

                      Revenues from Marketing Information
                               (USD in Millions)

                                      VNU/                            WPP/                                    Interpublic/
                                   ACNielsen*          IMS           Kantar          TNS            IRI           NFO           GfK
                                   ----------          ---           ------          ---            ---           ---           ---
                                     2,599             1,100         761             678            546           500           389
Market Share                           19%                8%          5%              5%             4%            4%            3%

 *  Pro forma for ACNielsen, Nielsen Media Research and NetRatings

[LOGO VNU]                                                      [LOGO ACNielsen]
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POSSIBLE IMPLICATIONS FOR VNU'S PORTFOLIO: MORE FOCUS

     -   Intend to explore the divestiture of the Consumer Information Group in
         2001

         -   Expected 2000 EBITDA of approximately EUR 150 million

     - Intend to explore the divestiture of the Educational Information Group in 2001

         -   Expected 2000 EBITDA of approximately EUR 18 million

     -   Transforms VNU into a business information and directory company

         -   Greatly reduced exposure to cyclical advertising

         -   Vast majority of revenues are recurring in nature

         -   Non-print: 70% of total revenues -

     - International nature of ACNielsen results in no significant change of geographic mix of revenues (55% USA/Canada, 45% Europe and Rest of World), whilst The Netherlands reduces to approximately 7% (after possible divestitures)

[LOGO VNU]                                                      [LOGO ACNielsen]
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ACNIELSEN'S FINANCIAL CHARACTERISTICS

     -   Visible, predictable revenue streams

         -   Multi-year local contracts with staggered end dates

         -   High barriers to exit

     -   Non-cyclical business

     -   Investment in eRatings

         -   Investment results in losses today, profitability by end of 2003

             -    2000 investment of USD 20 million

             -    2001 investment of USD 32 million

             -    2002 investment of USD 15 million

     -   One-time restructuring charges for Operation Leading Edge

     - Further upside in margins combined with steady top-line growth results in double digit EBITDA growth

[LOGO VNU]                                                      [LOGO ACNielsen]
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UPDATE ON CURRENT INITIATIVES AT ACNIELSEN

     -   Improving efficiency through Operation Leading Edge

         - Re-engineering "data factories" to improve information process and content delivery

         -   Increase speed of data delivery

         -   Borderless system

         -   Streamlined back office/rationalized facilities

         -   Increase EBIT margin from 10% [ARROW GRAPHIC] 13%+

         -   USD 135 million charges in period 2000 - 2002

             - USD 52 million, USD 60 million and USD 23 million, respectively

     -   Responding to IRI lawsuit

         -   VNU believes IRI's claims are without merit

[LOGO VNU]                                                      [LOGO ACNielsen]
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ACNIELSEN FINANCIAL PERFORMANCE
(USD in Millions)

                                                                                                                 1998 - 2001
                                                     1998           1999           2000E(a)        2001E(a)         CAGR
                                                     ----           ----           --------        --------         ----

Total Revenue                                        1,425          1,525           1,589           1,677           5.6%

Core EBITDA(b)(c)                                      178            206             244             276          15.7%

MARGIN                                                12.5%          13.5%           15.4%           16.5%

Core EBIT(b)(c)                                         92            123             159             184          26.0%

MARGIN                                                 6.5%           8.1%           10.0%           11.0%

Bridge to Reported EBITDA

Core EBITDA                                            178            206             244             276

eRatings                                              --               (1)            (20)            (32)

Operation Leading Edge                                --             --               (52)            (60)
                                                     -----          -----           -----           -----

Reported EBITDA                                        178            205             172             184
                                                     =====          =====           =====           =====

(a)  Consensus research analysis projections.
(b)  Before losses incurred on eRatings and OLE charges.
(c) Year 2000 expenses included in operating costs; 1998 USD 16 million and 1999 USD 12 million.

[LOGO VNU]                                                      [LOGO ACNielsen]
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SUMMARY FINANCIAL IMPACT

-    Attractive purchase price multiple

                                                       2000           2001
                                                       ----           ----
              Transaction Value/Revenue                1.5x           1.4x
              Transaction Value/EBITDA(a)              9.6x           8.5x

-    Accretive to 2001 cash EPS

         -   At least 5% depending on timing of events(a)

         -   Accelerates VNU's cash EPS growth rate going forward

-    Pro Forma 2001 EBITA/Interest coverage of over 4x(a)

         - Based on acquisition of ACNielsen and possible divestiture of the Consumer and Educational Information Groups

         - Lower ACNielsen margins counter balanced by strong strategic rationale and EBITDA growth

(a) Excluding losses in eRatings and before OLE charges.

[VNU LOGO]                                                      [ACNielsen LOGO]
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OVERVIEW OF ACNIELSEN

- Global provider of market research, information and analysis to the consumer products and services industries

- Provides clients with "must have" marketing and sales data to make critical decisions about their products and markets

     - Industry standard for measuring and understanding sales, much like Nielsen Media Research

-    Unmatched global presence

     -    9,000 clients in over 100 countries

-    Recognized brand name and expertise

-        Blue chip client list

     -    Multi-year contracts on a local basis

-    Deep management team with experience and insight into consumer behavior

-    Approximately 21,000 employees


[VNU LOGO]                                                      [ACNIELSEN LOGO]
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REVIEW OF ACNIELSEN'S BUSINESSES

(USD in Millions)

                                [ACNIELSEN LOGO]

RETAIL MEASUREMENT

SEGMENT:
          -    Measures what is sold to consumers

          -    Identifies causal factors and provides insight


CLIENTS:  -    Primarily fast moving consumer goods manufacturers and retailers

SCOPE:    -    80 countries


CUSTOMIZED RESEARCH

SEGMENT   -    Determines how and why consumers buy

          -    Simulated test marketing (BASES)

CLIENT    -    Wide-range including fast moving consumer goods, computer
               telecom, automotive financial services, and travel



SCOPE     -    60 countries





MEDIA RESEARCH

SEGMENT   -    Measures what consumers watch, hear and read

          -    Measures motion picture box office receipts and moviegoer habits

          -    Measures Internet audiences


CLIENT    -    TV and radio broadcasters, cable and satellite providers,
               advertisers, publishers, motion picture studios, film exhibitors, and Internet service providers

SCOPE     -    30 countries






CONSUMER PANEL

SEGMENT   -    Measures who buys, where they buy and why


CLIENT    -    Primarily consumer goods manufacturers, computer, toy, and video industries

SCOPE     -    140,000 households in 20 countries


2000E REVENUE BY PRODUCT/SERVICE:

1,081              286                      111                       111
68%                18.0%                    7.0%                      7.0%


2000E
TOTAL
1,589


[VNU LOGO]                                                      [ACNIELSEN LOGO]
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LEADERSHIP IN RETAIL MEASUREMENT

-    ACNielsen is the clear leader in worldwide retail measurement

- Providing detailed "must-have" information on sales volume, market share, competitor actions, distribution, pricing and merchandising and promotional activities

-    Select clients include
     [Names and Logos of Unilever, Nestle, Procter & Gamble, Pepsi, Colgate-Palmolive Company, Philip Morris Companies, Inc., Gillette, Diageo, Johnson & Johnson, Coca-Cola Enterprises Inc., CPC International, SmithKline Beecham]



[VNU LOGO]                                                      [ACNIELSEN LOGO]
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ACNielsen eRatings.com

                      Launching Global Internet Measurement


              [Arrow         Nielsen//NetRatings     [Arrow
eRatings.com   pointing   www.nielsen-netratings.com  pointing //NetRatings
               to right]                              to left]

OWNERSHIP
--------------------------------
ACNIELSEN                    80%
NETRATINGS                   20%

INTERNATIONAL

OWNERSHIP
--------------------------------
VNU (NMR)                    54%
ACNIELSEN                     6%
NETRATINGS MGMT              15%
OTHERS                       25%
INTERNATIONAL

U.S. AND CANADA


[VNU LOGO]                                                      [ACNIELSEN LOGO]
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                   COMBINED MARKETING INFORMATION BUSINESSES

Media

*    ACNielsen Media International

*    eRatings

+    Nielsen Media Research

+    Monitor Plus

+    SRDS

+    Scarborough Research

+    NetRatings

+    IMS / MRP


Entertainment

*    ACNielsen EDI

*    ACNielsen ReelResearch

+    National Research Group

+    SoundScan, VideoScan, BookScan

+    Broadcast Data Systems

+    Entertainment Marketing Information Solutions



Consumer Products

*    ACNielsen Retail Measurement

*    ACNielsen Consumer Panel

*    ACNielsen Customized Research

*    ACNielsen BASES

+    Claritas

+    Spectra Marketing Systems

+    Trade Dimensions

+    ORG-MARG



*    Current ACNielsen business

+    Current VNU business


[VNU LOGO]                                                      [ACNIELSEN LOGO]
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SYNERGY OPPORTUNITIES

-    Revenue Opportunities

     -    Cross selling products and services

     -    Leveraging strong worldwide relationships

     -    New product opportunities

-    Cost Synergies

     -    Duplicative corporate expense

     -    Leverage of worldwide overlap


[VNU LOGO]                                                      [ACNIELSEN LOGO]
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EBITDA CONTRIBUTION BY GEOGRAPHY

2000 VNU STANDALONE

USA/CANADA          47%
THE NETHERLANDS     26%
REST OF EUROPE      25%
REST OF WORLD       2%



2000 PRO FORMA FOR ACNIELSEN
AND POSSIBLE DIVESTITURES

USA/CANADA          56%
THE NETHERLANDS     11%
REST OF EUROPE      23%
REST OF WORLD       10%







            (a) Includes Miller Freeman (U.S.) on a full year basis.

[VNU LOGO]                                                      [ACNIELSEN LOGO]
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EBITDA CONTRIBUTION BY BUSINESS


2000 VNU STANDALONE

MARKETING & MEDIA INFORMATION            29%

DIRECTORIES                              26%

BUSINESS MEDIA(a)                        26%

CONSUMER INFORMATION                     17%

EDUCATIONAL INFORMATION                  2%

ADVERTISING REVENUES ARE 38% OF TOTAL REVENUES


2000 PRO FORMA FOR ACNIELSEN AND POSSIBLE DIVESTITURES

MARKETING & MEDIA INFORMATION           52%

DIRECTORIES                             24%

BUSINESS MEDIA(a)                       24%

ADVERTISING REVENUES ARE 26% OF TOTAL REVENUES


            (a) Includes Miller Freeman (U.S.) on a full year basis.

[VNU LOGO]                                                      [ACNIELSEN LOGO]
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TRANSACTION SUMMARY

 (Amounts in Millions, Except Per Share Data)

                                                          USD             EUR
                                                          ---             ---
Offer Price                                              36.75           41.35
Times: ACNielsen Shares & Options Outstanding             71.3            71.3
                                                         -----           -----
Gross Offer Value                                        2,618           2,946
Less: Cash Proceeds from Options                          (277)           (312)
                                                         =====           =====
Net Offer Value                                          2,341           2,634
Less: Net Cash Outstanding                                  (2)             (2)
                                                         -----           -----
Total Transaction Value                                  2,339           2,632
                                                         =====           =====


[VNU LOGO]                          20                 [ACNIELSEN LOGO]
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ATTRACTIVE ACQUISITION MULTIPLE


-        Transaction equates to 9.6x 2000E EBITDA (excluding OLE and eRatings)


-        Highly attractive multiple in relation to comparable transactions

                                                                                                  MULTIPLE OF
                                                                             TRANSACTION            CURRENT
                                                                                VALUE                 YEAR
ANNOUNCED                ACQUIROR              TARGET                      (USD IN MILLIONS)         EBITDA
---------                --------              ------                      -----------------         ------
OCTOBER 2000             REED ELSEVIER         HARCOURT                           5,850               12.6x

AUGUST 2000              BOEING                JEPPESEN SANDERSON                 1,500               17.6x

JULY 2000                VNU                   MILLER FREEMAN (US)                  650               11.8x

JULY 2000                PEARSON               NATIONAL COMPUTER SYSTEMS          2,500               19.2x

AUGUST 1999              VNU                   NIELSEN MEDIA RESEARCH             2,745               14.8x

MAY 1999                 AEGIS                 MARKET FACTS                         297               17.6x


[VNU LOGO]                     21                               [ACNIELSEN LOGO]
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FINANCING PLAN

-        Fully-committed bridge facility in place from Merrill Lynch


-        Intention to explore the sale of the Consumer and Educational
         Information Groups


-        An equity issue in the order of EUR 500 million will be considered


-        Pro forma EBITA to Interest Expense to remain within goal of 4x - 6x


[VNU LOGO]                     22                              [ACNIELSEN LOGO]
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ROADMAP TO COMPLETION

-        Tender filing

-        Antitrust clearances

-        Close tender

-        Anticipate closing transaction in first quarter, 2001


[VNU LOGO]                     23                              [ACNIELSEN LOGO]
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CONCLUSION

    - Marquee brand name business providing "must-have" information


    - Expand marketing and media information operations


   - Complementary businesses present significant opportunities across VNU and ACNielsen


   -  Strong double-digit EBITDA growth

   -  Existing management team with impressive experience

   -  Attractive purchase price and multiple

   -  Accretive to cash EPS and long-term cash EPS growth rate

   -  Conservative capital structure

[VNU LOGO]                     24                              [ACNIELSEN LOGO]
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FORWARD LOOKING STATEMENTS

The foregoing communications contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 (the "Safe Harbor Provisions"). References made in the foregoing, in particular, statements made regarding the proposed business combination between VNU and ACNielsen are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to obtain, or meet conditions imposed for, governmental approvals; costs related to the business combination; the risk that the VNU and ACNielsen businesses will not be integrated successfully; and other economic, business, competitive or regulatory factors relating to VNU's and ACNielsen's business generally. VNU and ACNielsen are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise. The Safe Harbor Provisions are not applicable to the foregoing communications to the extent that they constitute tender offer materials and have not been judicially determined to be applicable to such communications to the extent that they constitute soliciting materials.



[VNU LOGO]                     25                              [ACNIELSEN LOGO]